Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MICHAEL J. KOSS

JANUARY 14, 2009	(414) 964-5000

Koss Second Quarter Sales and Profits Fall

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company has reported its results for the second quarter ending December 31, 2008.  Sales for the quarter dropped by 15% to $10,287,595 compared with $12,099,397 for the same three month period one year ago.  Net income fell to $322,454 from $1,246,552 a decline of 74%.  Diluted earnings per share for the three months were $0.09 compared with $0.34 for the same three month period one year ago.

Sales for the six months ending December 31, 2008 were down 12% to $21,773,629 compared with $24,737,003 for the same six month period in 2007.  Six month net income fell by 52% to $1,236,218 from $2,582,226 for the same six months of 2007.  Diluted earnings per share were $0.34 compared with $0.70 for the six months, a decline of 51%.

“We are disappointed with the slowdown in sales for the quarter,” Michael J. Koss, President and CEO said today.  “We believe that most of the reduction can be traced to retailers reducing their inventory levels by restricting “open-to-buys” on several product categories.  When this happens, inventory is not replenished at the rate of sale and out of stocks can take place.”

Koss went on to say that the Company decided against making sudden cuts in operating expenses in response to the economic downturn.

“We are continuing to spend money on engineering, research, development and marketing despite the current worldwide economic slowdown,” Koss continued.  “This commitment will set back our profitability in the short term, however, any move to postpone this initiative would hamper the long term success of the Company.”

Koss explained that the Company would continue to invest in its future despite present market conditions.

“Without an investment in new products, the Company will not be prepared to fully participate in the marketplace once the worldwide recession has come to an end,” Koss said.

Koss will pay a dividend of $0.13 cents per share on January 15, 2009, to shareholders of record on December 31, 2008.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months		Six Months
Period Ended December 31	2008	2007	2008	2007
Net sales	$10,287,595	$12,099,397	$21,773,629	$24,737,003
Cost of goods sold	6,804,711	7,775,022	13,890,285	15,620,648
Gross profit	3,482,884	4,324,375	7,883,344	9,116,355
Selling, general and administrative expense	2,956,099	2,371,276	5,954,626	5,155,302
Income from operations	526,785	1,953,099	1,928,718	3,961,053
Other income (expense)
Royalty income	—	43,750	58,333	175,000
Interest income	1,446	46,751	15,499	97,191
Interest expense	—	—	—	—
Income before income tax provision	528,231	2,043,600	2,002,550	4,233,244
Provision for income taxes	205,777	797,048	766,332	1,651,018
Net income	$322,454	$1,246,552	$1,236,218	$2,582,226
Earnings per common share:
Basic	$0.09	$0.34	$0.34	$0.70
Diluted	$0.09	$0.34	$0.34	$0.70
Dividends per common share	$0.13	$1.13	$0.26	$1.26

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